AGREEMENT FOR THE PURCHASE OF COMMON STOCK

THIS COMMON STOCK PURCHASE AGREEMENT, (Agreement) made this 7th day of June, 2007, by and among L Edward Bache, and J.R. Stiring, individuals, ("SELLERS") and controlling shareholders of Tidalwave Holding, Inc., a dissolved Florida corporation publicly trading with symbol ("TDVVV"), and Belmont Partners, LLC, a Virginia corporation located at 360 Main Street, PC Box 393, Washington, Virginia 22747 ("BUYER")

WHEREAS, SELLERS desire to sell 16,014,840 shares of voting common stock of Tidalwave Holdings, Inc., to BUYER out of a total outstanding of 55,049,264 common shares; and;

WHEREAS, SELLERS desires to sell 24,511,920 shares of preferred stock of Tidalwave Holdings, Inc., to BUYER out of a total outstanding of 24,511,920preferred shares; and;

WHEREAS, BUYER desires to purchase 16,014,840 common shares and 24,511,920 preferred shares, said shares; and

WHEREAS, combined the 16,014,840 common shares and the 24,511,920 convertible preferred shares represent greater than 60% of the common stock outstanding in Tidalwave Holdings, Inc.;

NOW THEREFORE;

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERE TO AGREE AS FOLLOWS:

ARTICLE I

SALE OF SECURITIES

1.01 Subject to the terms and conditions of this Agreement, SELLERS agree to sell, and BUYER agrees to purchase, an aggregate of 16,014,840 Common shares of the stock ("Shares") and an aggregate of 24,511,920 Preferred shares of TDWV for a total of $75,000.00 ("Purchase Price"). This is a private transaction between BUYER and SELLERS (or assigns.)

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SELLERS, as the selling shareholders, hereby represent and warrant to BUYER the following:

2.01 Organization. Tidalwave Holdings, inc., Is a corporation duly organized, inactive, yet capable of being in good standing under the laws of Florida, has all necessary corporate powers to own properties and carry on a business, and is capable of being duly qualified to do business and is also capable of being in good standing in Florida.

2.02 Capital_ The authorized capital stock of Tidalwave Holdings, Inc. consists of 100,000,000 shares of common stock, $.001 par value, of which 55,049,264 shares are issued and outstanding, and 25,000,000 shares of Preferred Stock, $.001 par value, of which 24,511,920 are issued and outstanding.

All outstanding shares are fully paid and non-assessable, free of liens,

encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Tidalwave Holdings. Inc., to issue or to transfer from treasury any additional shares of its capital stock. There are approximately 305 bona fide shareholders of Tidalwave Holdings, Inc. All of such shareholders have valid title to such shares and acquired their shares in a lawful transaction.

2.03 Liabilities. To the best of the SELLERS knowledge, SELLERS are aware of one pending filed judgment for less than thirty thousand dollars, being sought by the former corporate counsel of Tidalwave Holdings, Inc., the SELLERS are not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving Tidalwave Holdings, Inc., or its common stock or preferred stock.

2.04 Ability to Carry Out Obligations, The Shareholders have the right, power, and authority to enter into, and perform their obligations under this Agreement The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder will not cause, constitute, or conflict with or result in any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, Instrument, articles of incorporation, bylaw, or other agreement or Instrument to which Tidalwave Holdings, Inc., the Officers, Directors or Shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required.

2.05 Full Disclosure. None of representations and warranties made by, in any certificate or memorandum provided, or to. be provided by the SELLERS or BUYER, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

2.06 Contracts and Leases and Assets. Tidalwave Holdings, Inc. is not a party to any contract, agreement or lease. No person holds a power of attorney from Tidalwave Holdings, Inc., or SELLERS, at closing. Tidalwave Holdings. Inc., will have no assets or liabilities at closing.

2.07 Compliance with Laws. Tidalwave Holdings, Inc., has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to Tidalwave Holdings, Inc_

2.08 Conduct of Business. Prior to the closing, Tidalwave Holdings, Inc., shall conduct its business in the normal course, and shall not (t) sell, pledge, or assign any assets (ii) amend its Articles of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, (iv) Incur any liabilities, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into arty other transaction.

2.09 Corporate Documents. Each of the following documents, which are true, complete and correct in all material respects, if available, will be submitted at closing:

(I)      Articles of Incorporation and Bylaws;

(ii)      Minutes of Shareholders Meetings and Minutes of Board of Directors Meetings;

more counterparts. each shall be deemed an original, but all of which together shall constitute one and the same instrument Facsimile signatures will be acceptable to all parties.

7.05 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

7.06 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any Instrument, certificate, opinion, or other writing provided for in It, shall be true and correct as of the closing and shall survive the closing of this Agreement.

7.07 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

IN WITNESS WHEREOF, THIS AGREEMENT has been duly executed by the parties hereto as of the date first above written.

SELLER: J.R. Stirling

BUYER: BELMONT PARTNERS, LLC

By: J.R. Stirling

By: Joseph Meuse

/s/ J.R. Stirling

/s/ Joseph Meuse

Date: August 2, 2007

August 2, 2007

SELLER: L. Edward Bache

BY: L. Edward Bache

/s/ J.R. Stirling POA

Date: August 2, 2007